EXHIBIT 99.1

Contact:

Christopher J. Geberth	Carney Noensie
Vice President Finance	Investor Relations
Diomed Holdings, Inc.	Burns McClellan
(877) 434-6633 or (978) 824-1816	(212) 213-0006
investor-relations@diomedinc.com	cnoensie@burnsmc.com

DIOMED ANNOUNCES RECORD SECOND QUARTER RESULTS
Company Delivers 13% Increase in EVLT® Sales

ANDOVER, MA, July 26, 2007 --- Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EVLT® laser treatment for varicose veins, today announced results for the second quarter ended June 30, 2007.

Significant accomplishments during the second quarter 2007 included:

•	Record second quarter total revenue of $6.5 million, increased 10% from the first quarter of 2007;
•	EVLT® revenue, increased 14% over the first quarter of 2007;
•	EVLT® laser sales increased 29% over the first quarter of 2007;
•	On May 22, the judge in the ‘777 patent infringement trial
o	denied the defendants' AngioDynamics’ and Vascular Solutions’ motion for a new trial;
o	denied the defendants' motion for judgment as a matter of law to overturn the jury verdict;
o	denied a request to reduce the amount of damages awarded by the jury.
•	Total damages awarded by the jury and post trial agreement between the parties were increased to $14.7 million; and
•
On July 2, the judge in the '777 patent infringement trial granted Diomed a permanent injunction against both infringing products and any other products that are no more than “mere colorable variations” of the infringing products.

Diomed delivered revenues for the second quarter ended June 30, 2007 of $6.5 million, an increase of $431,000, or 7%, compared to the second quarter of 2006. During the second quarter consolidated EVLT® revenues increased 13% over 2006. For the six months ended June 30, 2007, total revenue of $12.4 million increased $1.8 million, or 17%, over the same period of 2006, and consolidated EVLT® revenues increased 17%, led by a 31% increase in EVLT® disposable sales.

“Our ability to deliver a record sales performance during this quarter is remarkable in the face of aggressive, head-to-head competition in our primary market,” said James A. Wylie, President and CEO of Diomed Holdings, Inc.  “This success was followed closely by two court rulings including a permanent injunction against both AngioDynamics and Vascular Solutions, resulting in significant victories for Diomed.”

“EVLT® installed base now exceeds 1,200 laser systems, up 27% from the prior year. Our EVLT® procedures performed utilizing Diomed disposables now exceeds 110,000, up 63% from June 30, 2006. Additionally sales of closed EVLT® laser systems continued to increase for the third straight year. During the second quarter, more than 94% of the lasers sold were closed platforms which can only use Diomed single-use disposable procedure kits. This brings the total number of closed systems in the United States to more than 50% of the installed base. This accomplishment is a critical element of our growth strategy and is delivering strong disposable sales growth,” concluded Wylie.

Driven by total revenues of $6.5 million, gross profit for the second quarter of 2007 was $3.0 million, representing an increase of $96,000, or 3%, over the second quarter of 2006. The Company has targeted continued improvement in gross profit to the 60% level and higher, consistent with other proprietary medical device companies, as the EVLT® product line grows.

Selling and marketing expenses for the second quarter of 2007 were $3.3 million, an increase of $284,000, or 9%, over the second quarter of 2006. The increase resulted from higher sales commissions from the increased sales volume and expansion into new markets, including Latin America. For the six months ended June 30, 2007, selling and marketing expenses were $6.4 million, an increase of $628,000, or 11%, over the same period of 2006.

General and administrative expenses for the second quarter of 2007 of $3.0 million increased $1.1 million, or 57%, compared to the second quarter of 2006 primarily as a result of increased legal costs. Total second quarter legal costs were $1.4 million, a decrease of $317,000 from the first quarter of 2007, with a reduction in the continuing cost of litigation against our primary laser competitors offset by the increased cost of litigation in the VNUS patent infringement suit. For the six months ended June 30, 2007, general and administrative expenses were $6.0 million, an increase of $2.1 million, or 53%, over the same period in 2006, primarily as a result of legal costs.

Loss from operations for the second quarter of 2007 were approximately $3.7 million, an increase of $1.3 million from the second quarter of 2006. Losses from operations for the six months ended June 30, 2007 were $7.6 million, an increase of $2.1 million from the same period in 2006. During both the second quarter and the six months ended June 30, 2007, gains from incremental revenue were offset by increased selling and legal costs.

Net loss for the second quarter of 2007 was $3.6 million, an increase of $3.0 million from the second quarter of 2006, as a result of both the increased loss from operations in 2007 offset by non-cash interest income recorded to reflect the effective interest rate method of amortizing the debt discount, and a $1.8 million non-operating, non-recurring gain recorded in the second quarter of 2006 for the decrease in the fair value of the warrant obligation entered into on September 30, 2005.

Net loss applicable to common stockholders for the second quarter of 2007 was $3.6 million, or $0.12 per share compared to $921,000 or $0.05 per share for the second quarter of 2006. The second quarter of 2006 included the $1.8 million non-operating, non-recurring gain in the fair value of the warrant obligation.

The Company ended the second quarter of 2007 with a cash and short term investment balance of $3.8 million, a decrease of $3.5 million from a cash and short term investment balance of $7.3 million at the end of the first quarter of 2007. The increase in cash utilization is a result of both increased production of inventory in anticipation of the permanent injunction awarded in July 2007, and legal expenditures. The Company is in the process of investigating several options for monetizing the recent $14.7 million trial award in order to significantly minimize any dilution that would occur from other potential financing vehicles.

Conference Call Information

Diomed will hold a conference call to review its second quarter 2007 financial results today at 10:00 a.m. (Eastern Time) hosted by James A. Wylie, Jr., President and Chief Executive Officer, and David B. Swank, Chief Financial Officer.

Interested parties may access the conference call by dialing 800.901.5217 (domestic) or 617.786.2964 (international), participant pass code 78617684. The call will also be available via web cast at www.diomedinc.com.

If you are unable to participate, an audio digital replay of the call will be available from Thursday, July 26, 2007 12:00 p.m. Eastern Time, until Thursday, August 2, 2007, 11:59 p.m. Eastern Time. The digital replay can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using pass code 55922592. A web archive will also be available during this time period at www.diomedinc.com.

About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed’s EVLT® laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT® procedure and the Company’s related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT® laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company’s website: www.evlt.com.

EVLT® is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbor
Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our 2006 Annual Report on Form SEC 10-KSB (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 19 through 34 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

Diomed Holdings, Inc.
(Unaudited) Condensed Consolidated Statements of Operation
Three Months and Six Months Ended June 30, 2007 and 2006

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Revenues	$6,506,017	$6,075,244	$12,411,288	$10,651,396

Cost of revenues	3,555,919	3,221,633	6,781,349	5,744,264

Gross profit	2,950,098	2,853,611	5,629,939	4,907,132

Operating expenses:
Research and development	362,171	363,027	777,517	717,574
Selling and marketing	3,294,563	3,010,196	6,430,895	5,803,263
General and administrative	2,975,982	1,900,331	6,048,572	3,958,553

Total operating expenses	6,632,716	5,273,554	13,256,984	10,479,390

Loss from operations	(3,682,618)	(2,419,943)	(7,627,045)	(5,572,258)

Other (income) expense
Gain on fair value adjustment on warrant liability	-	(1,810,858)	-	(1,040,437)
Interest expense (income), non-cash	(163,643)	96,075	214,414	192,151
Interest expense, net and other (income)	76,812	(94,353)	106,135	(77,438)
Total other (income) expense, net	(86,831)	(1,809,136)	320,549	(925,724)

Net loss	(3,595,787)	(610,807)	(7,947,594)	(4,646,534)

Less preferred stock cash dividends	-	(149,102)	-	(298,290)
Less preferred stock non-cash dividends	-	(161,116)	-	(316,107)

Net loss applicable to common stockholders	$(3,595,787)	$(921,025)	$(7,947,594)	$(5,260,931)

Basic and diluted net loss per share applicable to common stockholders	$(0.12)	$(0.05)	$(0.31)	$(0.27)

Basic and diluted weighted average common shares outstanding	29,517,045	19,448,728	25,486,276	19,447,347

Diomed Holdings, Inc.
Condensed Consolidated Balance Sheets
As of June 30, 2007 (unaudited) and December 31, 2006

ASSETS	June 30, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$3,405,061	$7,306,578
Short term investments	435,046	2,626,880
Accounts receivable, net	3,207,501	3,144,056
Inventories	5,009,749	4,021,217
Prepaid expenses and other current assets	735,946	268,343

Total current assets	12,793,303	17,367,074

Property, plant and equipment, net	1,281,940	1,260,507
Intangible assets, net	3,770,193	4,006,927
Investment	1,000,000	1,000,000
Other assets	158,311	204,770

Total assets	$19,003,747	$23,839,278

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,095,862	$2,970,443
Accrued expenses	2,356,317	2,158,157
Current portion of deferred revenue	334,642	278,284
Bank loan	433,263	223,491

Total current liabilities	8,220,084	5,630,375

Deferred revenue, net of current portion	167,619	110,044
Convertible notes payable ($3,712,000 face value, net of $2,456,872 debt discount at June 30, 2007 and $3,712,000 face value, net of $2,671,285 debt discount at December 31, 2006)	1,255,128	1,040,715

Total liabilities	9,642,831	6,781,134

Stockholders’ equity	9,360,916	17,058,144

Total liabilities, preferred stock and stockholders’ equity	$19,003,747	$23,839,278